UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 1, 2016

The Medicines Company

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 290-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On February 1, 2016, The Medicines Company (the “Company”) completed the previously announced sale of its hemostasis business, consisting of the Company’s PreveLeak™, Raplixa™ and Recothrom® products (the “Hemostasis Business”), to wholly owned subsidiaries of Mallinckrodt plc (collectively, “Mallinckrodt”) pursuant to the Purchase and Sale Agreement dated December 18, 2015 (the “Purchase and Sale Agreement”) between the Company and Mallinckrodt.  At the completion of the sale, the Company received approximately $174 million in cash from Mallinckrodt, and may receive up to an additional $235 million in the aggregate following the achievement of certain specified calendar year net sales milestones with respect to net sales of PreveLeak™ and Raplixa™.

The Purchase and Sale Agreement is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

In connection with the completion of the sale of its Hemostasis Business, the Company is filing as Exhibit 99.2 hereto certain pro forma financial information giving pro forma effect to the sale of the Hemostasis Business as of the dates indicated therein.

The representations, warranties and covenants contained in the Purchase and Sale Agreement were made only for the purposes of the Purchase and Sale Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Purchase and Sale Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Purchase and Sale Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by the Company and Mallinckrodt in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders. For the foregoing reasons, none of the Company’s stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 2, 2016, Alexander J. Denner, Ph.D., age 46, was appointed to the Board of Directors (the “Board”) of the Company and as a member of the Nominating and Corporate Governance Committee of the Board.  Dr. Denner will serve as a Class III director with a term expiring at the Company’s 2018 annual meeting of stockholders.

Dr. Denner is the chief investment officer of Sarissa Capital Management LP, a registered investment advisor, which he founded in 2012.  Sarissa Capital focuses on improving the strategies of companies to better provide shareholder value.  From 2006 to 2011, Dr. Denner served as a Senior Managing Director at Icahn Capital, an entity through which Carl C. Icahn conducts his investment activities.  Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm.  Dr. Denner currently serves as a director of Biogen Inc. and Chairman of ARIAD Pharmaceuticals, Inc., both biopharmaceutical companies.  Dr. Denner also previously served as a director of the following life sciences companies: Amylin Pharmaceuticals, Inc., VIVUS, Inc., Enzon Pharmaceuticals, Inc. and ImClone Systems Incorporated, where he also served as Chairman of the Executive Committee.

Dr. Denner has extensive experience overseeing the operations and research and development of healthcare companies.  He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad health-care-industry knowledge.  Dr. Denner received his S.B. degree from the Massachusetts Institute of Technology and his M.S., M.Phil. and Ph.D. degrees from Yale University.  There are no transactions between Dr. Denner and the Company that would be reportable under Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company announcing the appointment of Dr. Denner is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(b)                     Pro forma financial information:

Attached as Exhibit 99.2 hereto and incorporated by reference are an unaudited pro forma consolidated balance sheet as of September 30, 2015 and unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2015 and the years ended December 31, 2014, 2013 and 2012, in each case giving pro forma effect to the Company’s sale of the Hemostasis Business.

(d)                     Exhibits:

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY

Date: February 3, 2016
	By:	/s/ Stephen M. Rodin
Stephen M. Rodin
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1*†	Purchase and Sale Agreement dated as of December 18, 2015 among The Medicines Company and Mallinckrodt Hospital Products, Inc., Mallinckrodt Group Sarl and Mallinckrodt Pharmaceuticals Ireland Limited

99.1	Press Release

99.2	Pro Forma Financial Information

*

Schedules (and similar attachments) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally copies of any of the omitted schedules (or similar attachments) to the Securities and Exchange Commission upon request.

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.